Exhibit 10.80

BURGER KING CORPORATION

2011 ANNUAL BONUS PROGRAM

Burger King Corporation (the “Company”) has established the Burger King Corporation 2011 Annual Bonus Program (the “Program”), with respect to the period beginning on January 1, 2011 and ending on December 31, 2011, for purposes of rewarding eligible employees who achieve the 2011 Annual Operating Plan (“AOP”) objectives. This program is issued in accordance with and is governed by the Burger King Worldwide Holdings, Inc., 2011 Omnibus Incentive Plan.

I. ELIGIBILITY; PARTICIPATION; ADMINISTRATION

Salaried and exempt level employees of the Company and its designated subsidiaries will be considered for participation in the Program, provided, however, that the following employees will not be eligible to participate in the Program: (a) company business managers and district managers, (b) employees in restaurant management level positions and (c) any other employees who are eligible for participation in any other bonus or cash incentive program, including but not limited to Restaurant Operations Incentive Plan (ROIP) and Share the Success. The Company has the authority to determine who is an eligible employee for purposes of the Program and to select eligible employees to participate in the Program. An employee selected to participate in the Program is referred to herein as a “Participant”.

The Company has the power to do all things necessary or advisable to effect the intent and purposes of the Program, including, without limitation, the power to interpret the terms and conditions of the Program. The Company will establish the performance goals for 2011 and will determine the extent to which such performance goals have been satisfied. The Company will also determine the amount of the bonus payouts to be made hereunder. Any decision made by the Company regarding this Program is final and binding upon all parties.

II. BONUS PAYOUT CALCULATION

A Participant’s bonus payout is calculated based on the following formula:

Target Bonus	X	Achievement Percentage	X	Multiplier	=	Bonus Payout

A. Target Bonus

A Participant’s “Target Bonus” is his or her Annual Base Pay, multiplied by his or her Target Bonus Percentage. “Annual Base Pay” means a Participant’s bi-weekly base salary as of December 31, 2011, multiplied by 26 weeks1. A Participant’s “Target Bonus Percentage” is expressed as a percentage of his or her Annual Base Pay. The Company determines the Target Bonus Percentage to be awarded to each Participant.

B. Achievement Percentage

The Achievement Percentage for each Participant is based upon the level of Business Achievement and Individual Achievement attained in 2011.

(i) “Business Achievement” means the level of financial performance EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) against targets established by the Company, in its sole discretion, for that year based on the scope of a Participant’s role within the Company. Business achievement comprises 50% of the Achievement Percentage and may be broken down into worldwide target EBITDA, regional target EBITDA and Country or Division target EBITDA, in the Company’s sole discretion. EBITDA, subject to adjustment by the Company in its sole discretion (“Adjusted EBITDA”) is the financial measure used to evaluate business achievement. Adjusted EBITDA for each target measured with respect to a Participant (i.e., worldwide, regional and/or Country or Division, as applicable) must reach at least 80% of the target established by the Company for that year in order for there to be a bonus payout attributable to that target.

(ii) “Individual Achievement” means a Participant’s overall achievement of his or her MBOs, expressed as a percentage of completion (100% being completion of all MBOs). Individual achievement comprises 50% of the Achievement Percentage. A Participant must achieve at least 50% of the overall target for the year in order to receive any portion of a bonus payout for that year (i.e., if a Participant’s Achievement is less than 50%, then he or she will not receive a bonus payout for that year even if the Business Achievement was met). The Company has the sole discretion to determine the extent to which a Participant has achieved his or her Individual Achievement.

[1]	Where base salary is paid on a monthly basis, the Target Bonus will be determined using the Participant’s monthly base salary as of December 31, 2011 multiplied by 12.

C. Global Multiplier

The Company has established a “minimum”, “target” and “maximum” Global Multiplier to adjust the bonus payout based upon performance against EBITDA growth targets established by the Company (the “Worldwide Plan”). The “minimum” level represents an 80% payout, the “target” level represents a 100% payout, and the “maximum” level represents up to a 120% payout. To the extent achievement against the 2011 Worldwide Plan falls between the minimum level and target level, the Global Multiplier would be between 80% and 100%. Likewise, to the extent achievement against the 2011 Worldwide Plan falls between the target level and maximum level, the Global Multiplier would be between 100% and 120%. Except as provided in Section D(iii) below, the Company must achieve at least 80% of the Worldwide Plan for any Participant to receive a payout under the Program.

D. Overriding Payment Qualifiers

(i) Free Cash Flow Qualifier. If the Company does not achieve the minimum free cash flow target established by the Company for that year, then the bonus payout for all Participants will be reduced by 30%.

(ii) ZBB Qualifier. If the 2011 ZBB budget established by the Company for a function head or region is exceeded, then no Participant within that department will receive a bonus payout for 2011.

(iii) Protection for Achieving Target Regional EBITDA Results. If the Company does not achieve at least 80% of the 2011 Worldwide Plan, but regional target EBITDA for a region is at least 100%, then the Global Multiplier for that region will be deemed to be 60%.

III. CONDITIONS FOR PAYMENT OF BONUS

A Participant must be actively employed by the Company or one of its designated subsidiaries on the last day of 2011 to be entitled to receive a bonus under the Program, unless one of the following exceptions applies:

A. Death; Termination

A Participant will be eligible to receive a bonus on a pro rata basis if (i) he or she dies prior to the end of 2011,or (ii) he or she was actively employed by the Company or one of its designated subsidiaries for at least six (6) months during 2011, his or her employment terminates during 2011, and, upon such termination, he or she is eligible for benefits under the severance plan then maintained by the Company for employees at the Participant’s level (the “Severance Program”).

B. Approved Leaves of Absences

If a Participant is absent from work for any reason such as illness, disability, service in the armed forces, or is able to work only part-time during 2011, the Company will, in its sole discretion, determine the extent to which such Participant is entitled to a bonus. Each case will be handled on the basis of its own circumstances.

IV. PRO RATA RULES

Prorated bonus payouts will be calculated based on the type and date of the prorating event, as follows:

DATE OF PRORATING EVENT

		From 1st through 15th day of month	From 16th through last day of month
	Newly eligible Participant during year	month counted	month not counted
TYPE OF PRORATING EVENT	Change in Target Incentive Percentage during year	new Target Incentive Percentage applies as of month in which change occurs	new Target Incentive Percentage applies as of month following month in which change occurs
	Termination or death during year	month not counted	month counted

V. TIMING OF PAYMENTS

Bonus payouts for 2011 will be made for all Participants on US payroll or otherwise subject to US taxation by the 15th day of the third month following the end of F”11, and for all other Participants by no later than April 30, 2012.

For US taxpayers: It is intended that payments under this Program are excluded from coverage under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder, pursuant to Section 1.409A-1(b)(4) “Short-term deferrals” and, accordingly, to the maximum extent permitted, this Program will be interpreted to be in compliance therewith. If any provision of this Program would otherwise frustrate or conflict with this intent, the Company may amend the Program to the extent necessary to comply with Section 409A of the Code, provided that such amendment will not result in additional cost to the Company. Neither the Company nor any Participant has the right to accelerate or defer the delivery of any payment under this Program except to the extent specifically permitted or required by Section 409 of the Code.

VI. DATA PRIVACY

By accepting a payout under the Program, (a) the Participant consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this document by and among, as applicable, the Participant’s employer, the Company, its subsidiaries and its affiliates for the exclusive purpose of implementing, administering and managing (“Administering”) the Program; (b) the Participant acknowledges that the Company and the Participant’s employer may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, details of any entitlement to a payout under the Program, for the purpose of Administering the Program (“Data”) and Participant agrees that Data may be transferred to any third parties assisting in Administering the Program, that these recipients may be located in the Participant’s country, or elsewhere, and that the Participant’s country may have different data privacy laws and protections than the country in which the Data is received, used, retained or transferred; (c) Participant agrees that Participant may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative; (d) Participant authorizes the recipients to receive, use, retain and transfer the Data, in electronic or other form, for the purposes of Administering the Program; (e) Participant understands and acknowledges that Data will be held only as long as is necessary for Administering Participant’s participation in the Program, that Participant may, at any time, view Data, request information about storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources representative; and that refusal or withdrawal of consent may affect Participant’s ability to participate in the Program. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant may contact his or her local human resources representative.

VII. GENERAL PROVISIONS

The Company’s obligations and/or the financial and performance objectives under the Program may be modified in such manner and to such extent as the Company, in its sole discretion, deems necessary, or as may be necessary to comply with applicable law. Additionally, the Company reserves the right to amend or terminate the Program at any time before the end of 2011 and, if so terminated, the Company will be liable for payment of a bonus under the Program only up to the date of termination and only if the measures used to evaluate business performance have been achieved.

This Program may not be succeeded by similar Programs in future years, and an employee may not necessarily participate in any future bonus programs that the Company may establish. The Program is not a contract of employment between a Participant and the Company. The Program does not grant any rights of continued employment to any Participant. In the event of a conflict between the terms of the Program and a Participant’s employment agreement or offer, promotion or confirmation letter with the Company or one of its Affiliates (an “Employment Agreement”), the terms of the Employment Agreement will control.

All bonus payouts will be made at the discretion of the Company’s Chief Executive Officer and Board of Directors and will reflect the Company’s desire to reward not only performance, but also our “quality of earnings,” the Participant’s compliance with the Company’s accounting and financial policies, Code of Business Ethics and Conduct, and other Company policies and procedures. The Company reserves the right to reduce or deny a bonus payout on this basis.

If Participant has received this document or any other document related to the Program translated into a language other than English and if the translated version is different than the English version, the English version will control.

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